(Letterhead of Michael L. Labertew, Esq.)

May 10, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re:     Consent to be named in the S-8 Registration Statement
          of Kingsley Coach, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-21733, to be filed on or about May 12, 1999, covering the registration and issuance of 105,000 shares of common stock to two individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced
Registration Statement, and to have my opinion appended as an exhibit thereto.


                              Sincerely yours,


                             /s/ Michael L. Labertew